Exhibit 10.1

WAIVER AND FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS WAIVER AND FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of October 30, 2014, by and among Essex Crane Rental Corp., a Delaware corporation ("Borrower"), Essex Holdings, LLC, a Delaware limited liability company ("Guarantor"; Borrower and Guarantor are collectively referred to herein as "Loan Parties" and each individually as a "Loan Party"), Wells Fargo Capital Finance, LLC, as Agent for Lenders ("Agent"), and the financial institutions named as lenders on the signature pages hereto ("Lenders").
WHEREAS, Loan Parties, Agent and Lenders are parties to that certain Fourth Amended and Restated Credit Agreement dated as of May 13, 2014 (as heretofore or hereinafter amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");
WHEREAS, Borrower has notified Agent and Lenders that an Event of Default exists as a result of Borrower's Fixed Charge Coverage Ratio being less than 1.10:1.00 for the trailing twelve month period ended August 31, 2014, constituting a breach of Section 7(a) of the Credit Agreement and an Event of Default under Section 8.2(a)(iii) of the Credit Agreement (the "Existing Event of Default"); and
WHEREAS, the Loan Parties have requested that Agent and Required Lenders waive the Existing Event of Default and amend the Credit Agreement in certain respects as set forth herein, and Agent and Required Lenders have agreed to the foregoing subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.    Waiver. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 below, and in reliance upon the representations and warranties contained in Section 4 below, the undersigned Lenders, constituting Required Lenders pursuant to the Credit Agreement, hereby waive the Existing Event of Default. This is a limited waiver and shall not be deemed to constitute (i) a waiver of any other Event of Default or any other existing or future breach of the Credit Agreement or any of the Loan Documents or of any other covenant or provision of the Credit Agreement or the Loan Documents or (ii) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document.
2.    Amendments. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 below, and in reliance upon the representations and warranties contained in Section 4 below, the Credit Agreement is hereby amended as follows:
(a)    Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a month-end basis for the trailing twelve month period ending on such date, of at least (i) 1.08:1.00 for the month ended September 30, 2014 and (ii) 1.10:1.00 for the month ending October 31, 2014 and each month ending thereafter.
(b)    The definition of "EBITDA" set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word "and" at the end of clause (c)(iv) thereto, replacing the "," at the end of clause (c)(v) thereto with ", and" and adding a new clause (c)(vi) thereto as follows:
(vi) solely for the purpose of calculating EBITDA when determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 7(a), the severance expenses listed on Schedule S to the Agreement for the periods indicated on such Schedule S.
(c)    Schedule 4 to Exhibit C-1 (Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex A attached hereto.
(d)    A new Schedule S (Severance Expenses) is hereby attached to the Credit Agreement as set forth on Annex B attached hereto.

Exhibit 10.1

3.    Conditions to Effectiveness of Amendment. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:
(a)    Agent shall have received counterparts of this Amendment, duly authorized, executed and delivered by Borrower, Guarantor, Agent and Required Lenders;
(b)    Agent shall have received counterparts of a letter agreement dated as of the date hereof (the "Amendment Fee Letter"), duly authorized, executed and delivered by Borrower and Agent;
(c)    Agent shall have received the fees set forth in the Amendment Fee Letter; and
(d)    no Default or Event of Default (other than the Existing Event of Default) shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
4.    Representations and Warranties. In order to induce Agent and Required Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:
(a)    all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that any representations and warranties already qualified by materiality shall be true and correct in all respects) as of the date of this Amendment, with the same effect as though made on such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);
(b)    neither Loan Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or any other Person in connection with or as a condition to the execution, delivery or performance of this Amendment;
(c)    no Default or Event of Default has occurred and is continuing other than the Existing Event of Default; and
(d)    this Amendment constitutes a legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms.
5.    Reaffirmation. Except as expressly set forth in this Amendment, each Loan Party affirms that nothing contained in this Amendment shall modify in any respect whatsoever any Loan Document to which it is a party and reaffirms its obligations under each of the other Loan Documents to which it is a party.
6.    Reservation of Rights. Except as expressly set forth in this Amendment, each of the parties hereto acknowledges and agrees that nothing contained in this Amendment shall be deemed to constitute or shall be construed as (i) a waiver of any Default or Event of Default that may exist (other than the Existing Event of Default), (ii) a waiver or release of any of Agent's or any Lenders' rights or remedies against either Loan Party or any other party to the Credit Agreement, the other Loan Documents or pursuant to applicable law or (iii) a course of dealing obligating Agent or any Lender to provide any accommodations, financial or otherwise, to either Loan Party at any time. Agent and Lenders hereby expressly reserve and preserve all of their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law.
7.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives (each Loan Party and all such other Persons being hereinafter referred to collectively as the "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to

Exhibit 10.1

the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
8.    Miscellaneous.
(a)    Expenses. Loan Parties, jointly and severally, agree to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.
(b)    Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.
(c)    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of a counterpart of this Amendment delivered via facsimile, portable document format ("pdf") or other electronic transmission shall have the same effect as the delivery of a manually executed original counterpart of this Amendment, but each party delivering this Amendment via facsimile, pdf or other electronic transmission shall also deliver an original of this Amendment.
(d)    References. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.
[Signature pages follow]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

ESSEX CRANE RENTAL CORP., a Delaware corporation

By:	/s/ Kory M. Glen
Name:	Kory M. Glen
Title:	Chief Financial Officer

ESSEX HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Kory M. Glen
Name:	Kory M. Glen
Title:	Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender

By:	/s/ Laura Nickas
Name:	Laura Nickas

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Simpson
Name:	James Simpson

ALOSTAR BANK OF COMMERCE, as a Lender

By:	/s/ Daryn Venéy
Name:	Daryn Venéy

KAYNE SENIOR CREDIT FUND (QP), L.P., as a Lender

By:	/s/ Albert M. Ricchio
Name:	Albert M. Ricchio

KAYNE SENIOR CREDIT FUND, L.P., as a Lender

By:	/s/ Albert M. Ricchio
Name:	Albert M. Ricchio

Exhibit 10.1

1492 CAPITAL, LLC, as a Lender

By:	/s/ Thomas A. Shanklin
Name:	Thomas A. Shanklin

Exhibit 10.1

ANNEX A
Schedule 4 to Exhibit C-1
SCHEDULE 4

Financial Covenants
1.    Fixed Charge Coverage Ratio.
Borrower's and its Subsidiaries' Fixed Charge Coverage Ratio, measured on a month-end basis, for the __ month period ending __________, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to [1.08:1.0]1/[1.10:1.0] for the corresponding period, as required in Section 7(a) of the Credit Agreement.
2.    Capital Expenditures.
Borrower's and its Subsidiaries' Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii) and the amount, if any, of Capital Expenditures incurred in connection with a Permitted Disposition requested by a customer), measured on a fiscal year to date basis, as of the last day of the month ending __________, 20___, is ___:1.0, which [is/is not] less than or equal to $2,000,000 as required in Section 7(b) of the Credit Agreement.
3.    Excess Availability.
Borrower's Excess Availability on each date during the prior month [was/was not] at least 10% of the aggregate Revolving Loan Commitments Amount, as required in Section 7(c) of the Credit Agreement.

1 For the month ending September 30, 2014 only.

Exhibit 10.1

ANNEX B
Schedule S
Severance Expenses

Essex Crane Rental Corp.
Trailing Twelve Month Impact
Severance Expenses

	Total	TTM Impact
Beginning Balance	$(912,606)
July 2013	25,000	25,000
August 2013	25,000	50,000
September 2013	25,000	75,000
October 2013	25,000	100,000
November 2013	25,000	125,000
December 2013	25,000	150,000
January 2014	25,000	175,000
February 2014	25,000	200,000
March 2014	25,000	225,000
April 2014	25,000	250,000
May 2014	56,619	306,619
June 2014	75,333	381,952
July 2014	50,333	407,284
August 2014	50,333	432,617
September 2014	50,333	457,950
October 2014	50,333	483,282
November 2014	50,333	508,615
December 2014	50,333	533,948
January 2015	50,333	559,280
February 2015	50,333	584,613
March 2015	50,333	609,946
April 2015	50,333	635,278
May 2015	18,714	597,372
June 2015	8,614	530,654
July 2015	—	480,321
August 2015	—	429,989
September 2015	—	379,656
October 2015	—	329,323
November 2015	—	278,991
December 2015	—	228,658
January 2016	—	178,325
February 2016	—	127,993
March 2016	—	77,660
April 2016	—	27,328
May 2016	—	8,614
Ending Balance	$—